Exhibit 10.1
REYNOLDS AMERICAN INC. [Letterhead]
August 18, 2006
Mrs. E. Julia (Judy) Lambeth
Dear Judy:
It is my pleasure to confirm our offer to you to join Reynolds American, Inc. (“RAI”) as Executive Vice President & General Counsel. We would like for you to begin work as soon as practical. Following your acceptance of this offer, a starting date will be quickly confirmed. Your job level will be executive Job Level 13.
As Executive Vice President & General Counsel, your new base salary will be $482,000 (or $40,166.67 per month). Your target bonus under our Annual Incentive Award Plan (AIAP) will be 75%. For 2006, your bonus will be prorated based upon your total number of months employed by RAI.
In addition, as soon as practical following your employment, you will be paid a “sign-on” bonus totaling $100,000 (less applicable withholding amounts). In the event that you voluntarily resign before completing two years of employment with RAI, you agree to provide RAI a prorated reimbursement of this “sign-on” bonus amount.
Under our Company’s Long-Term Incentive Plan (LTIP), you will be eligible for a 2006 grant with an estimated target value of $1.2 million (3 times your base salary and prorated for 30 of 36 months of employment during the 3-year cliff vesting which will occur in 2009). You will receive this grant following your employment date, contingent upon approval by the Board of Directors. In the future, you will be eligible to receive LTIP grants under the same circumstances and LTIP provisions as other senior executives at your same level in the company. LTIP grants typically include a 3-year cliff vesting requirement among its provisions. The multiple of base salary may change in 2007.

Mrs. E. Julia (Judy) Lambeth
August 18, 2006

Upon employment, you will be eligible for immediate coverage under our Company’s Benefits Plans (waiting periods are waived). Also, as a senior executive, you are eligible to receive one Company-sponsored club membership. This involves a one-time payment of initiation fees up to $30,000. Our Company will provide you substantial support under the provisions of our relocation program (see attachment). You will be eligible for 4 weeks (20 days) of paid vacation each year under the terms of our current vacation plan. For 2006, you will have a prorated amount of 7 vacation days.
In consideration of this offer of employment, you will be expected to sign a Non-Compete, Non-Disclosure of Confidential Information, and Commitment to Provide Assistance Agreement.
The Company’s current executive severance and change of control program is currently under review. You will be eligible for coverage under the executive severance and change of control program that is adopted by the Company following this review on the same conditions as other senior executives at your same level in the Company. If you are involuntarily terminated without cause prior to the effective date of the adoption of this new executive severance program, you will receive 6 months of continued pay and benefits consistent with Section 409A regulatory requirements.
This offer of employment is contingent upon successful completion of our customary background check and a post-offer, pre-employment medical examination, which includes testing for substance abuse.
The role that you have been offered represents a unique and significant opportunity for you to positively impact the future of Reynolds American, Inc. We have great confidence that you are well suited for this role and that you will make an outstanding contribution to our business.

/s/ Ann A. Johnston
Ann A. Johnston
Executive Vice President Human Resources

Acknowledged and Accepted:

/s/ E. Julia (Judy) Lambeth Judy Lambeth	August 19, 2006 Date
cc: Ms. Susan M. Ivey (w/o attachments)